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                         TECHNOLOGY TRANSFER AGREEMENT
                                     BETWEEN
                       MOLECULAR ANALYTICAL SYSTEMS, INC.
                                       AND
                             ILLUMESYS PACIFIC, INC.

         THIS TECHNOLOGY TRANSFER AGREEMENT (the "Agreement") is made and entered into on this 7th day of April, 1997 (the "Effective Date") and is retroactive to September 16, 1996 (the "Retroactive Date"), by and between MOLECULAR ANALYTICAL SYSTEMS, INC. ("MAS"), a Texas corporation with an address c/o Wagner, Kirkman & Blaine, 1792 Tribute Road, Suite 450, Sacramento, CA 95815, and ILLUMESYS PACIFIC, INC. ("IllumeSys"), a California corporation with an address c/o Wagner, Kirkman & Blaine, 1792 Tribute Road, Suite 450, Sacramento, CA 95815.

                                   WITNESSETH

         WHEREAS, pursuant to the Baylor Technology Transfer Agreement, MAS is the exclusive licensee of certain rights and interest in and to the Baylor Technology (as such terms are defined below); and

         WHEREAS, MAS desires to grant to IllumeSys and IllumeSys desires to obtain rights under the Baylor Technology and the MAS Technology to make, use, sell, offer for sale and import products in the Life Sciences Market and, under certain circumstances, in the Drug Discovery Market (as such terms are defined below); and

         WHEREAS, MAS and CTI are, simultaneous with the execution of this Agreement, entering into that Technology Transfer Agreement dated as of April 7, 1997 (the "MAS/CTI Agreement") granting certain license rights from MAS to CTI for the Other Markets and the Drug Discovery Market.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS

         As used herein, the terms "AGREEMENT," "MAS," "ILLUMESYS," "MAS/CTI AGREEMENT," "EFFECTIVE DATE" AND "RETROACTIVE DATE" shall have the meanings indicated above. As used herein, the following terms shall have the following meanings:

         1.1 "AFFILIATE" shall mean any person, corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question. As used in this definition of "Affiliate", the term "control" shall mean direct or indirect beneficial ownership of more than 50% of the voting or income interest in such corporation or other business entity.

                                       1.

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         1.2 "BAYLOR" shall mean the Baylor College of Medicine, a Texas non-profit corporation having its Principal place of business at One Baylor Plaza, Houston, Texas 77030.

         1.3 "BAYLOR TECHNOLOGY" shall mean all Technology (as defined in the Baylor Technology Transfer Agreement) which is licensed from Baylor to MAS pursuant to the Baylor Technology Transfer Agreement.

         1.4 "BAYLOR TECHNOLOGY TRANSFER AGREEMENT" shall mean that Technology Transfer Agreement, dated September 14, 1993, between MAS and Baylor. A copy of the Baylor Technology Transfer Agreement is attached hereto as Exhibit A.

         1.5 "CIPHERGEN" shall mean Ciphergen Biosystems, Inc., a California corporation having its principal place of business at 490 San Antonio Road, Palo Alto, CA 94306.

         1.6 "CTI" shall mean ISP Acquisition Corporation, a California corporation.

         1.7 "DATE OF FIRST COMMERCIAL SALE" shall mean the date on which IllumeSys or any Sublicensee or Affiliate first transfers title to a Licensed Product to a Third Party (other than an Affiliate of such Sublicensee) for monetary consideration.

         1.8 "DRUG DISCOVERY MARKET" shall mean Laboratories engaged in discovering new drugs for potential preclinical development, clinical development and commercialization.

         1.9 "DRUG DISCOVERY PRODUCT" shall mean any device, instrument or consumable for use by a Third Party in the Drug Discovery Market. This term does not include any drug discovered by use of a Drug Discovery Product.

         1.10 "ILLUMESYS FIELD OF USE" shall mean the scope of the license and sublicense grant to IllumeSys set forth in Sections 2.1(a), 2.1(b), 2.1(c) and 2.1(d) herein.

         1.11 "IMPROVEMENT" shall have the meaning set forth in the Baylor Technology Transfer Agreement.

         1.12 "LABORATORIES" shall mean all laboratories and laboratory environments.

         1.13 "LICENSED PRODUCT" shall mean any product made, used, sold, imported or offered for sale or any service used, sold or offered for sale, using all or any part of the Licensed Technology.

         1.14 "LICENSED TECHNOLOGY" shall mean the Baylor Technology, Improvements and the MAS Technology.

         1.15 "LIFE SCIENCES MARKET" shall mean all Laboratories doing bioanalytical or biological measurements or assays. It is understood that "Life Sciences Market" includes, without limiting the foregoing, Laboratories developing clinical diagnostics. It is further

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understood that "Life Sciences Market" does not include (i) Laboratories performing clinical diagnostics for patients or other Third Party customers,
(ii) entities involved in making, using and selling instruments, devices, consumables, services and information for use by individual XXX (e.g. the consumer market), and (iii) Laboratories engaged in discovering new drugs for the potential preclinical development, clinical development and commercialization.

         1.16 "MAS TECHNOLOGY" shall mean all inventions, know-how, information, processes, formulae, patterns, compilations, programs, devices, methods, techniques, compounds, products, data, preparations and usage information or materials and sources thereof, whether or not patentable, which have been developed or otherwise acquired by MAS (i) prior to the Effective Date or (ii) after the Effective Date and prior to the four-year anniversary of the Effective Date. "MAS Technology" shall not include the Baylor Technology or Improvements.

         1.17 "NET SALES" shall mean all monies and/or equivalent goods and services received directly by IllumeSys or an Affiliate of IllumeSys from the manufacture, use, sale, offer for sale or import of Royalty-Bearing Products by IllumeSys or an Affiliate of IllumeSys, less any separately identified discounts and allowances to customers (actually granted), refunds for returned or damaged goods, excise and sales taxes, customs duties and costs of transportation (including without limitation packing and insurance) actually paid.

         1.18 "OTHER MARKETS" shall mean all Laboratories doing bioanalytical or biological measurements or assays which are not part of the Life Sciences Market or the Drug Discovery Market.

         1.19 "PATENT RIGHTS" shall have the meaning set forth in the Baylor Technology Transfer Agreement.

         1.20 "PATENTS AND PATENT APPLICATIONS" shall mean (i) any U.S. patent application, and any patent issuing therefrom, covering the Licensed Technology;
(ii) any divisionals, continuations, continuations-in-part, extensions and reissues of the foregoing and (iii) any foreign equivalents of the applications or patents described in clause (i) or (ii).

         1.21 "ROYALTY-BEARING PRODUCTS" shall mean any Licensed Products which use all or any part of the Baylor Technology.

         1.22 "SUBLICENSEE" shall mean any Third Party to whom IllumeSys grants a further sublicense under the Licensed Technology, as permitted by Sections 2.1 and 2.2 of this Agreement.

         1.23 "THIRD PARTY" shall mean any party other than MAS, IllumeSys or any Affiliate of MAS or IllumeSys.

2.       GRANT OF LICENSE AND LICENSE FEE

         2.1 (a) EXCLUSIVE LICENSE GRANT TO ILLUMESYS FOR LIFE SCIENCES MARKET. MAS hereby grants to IllumeSys:

                                       3.

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                 (i) a royalty-bearing (for such time period as is set forth in
Section 2.2), exclusive, worldwide sublicense, with a right to further sublicense, under the Baylor Technology and Improvements to make, use, sell, offer for sale and import any instrumentation, device or non-drug consumable for use by customers in the Life Sciences Market; and

                 (ii) a royalty-free, exclusive, worldwide license, with a right to sublicense, under the MAS Technology to make, use, sell, offer for sale and import any instrumentation, device or non-drug consumable for use by customers in the Life Sciences Market.

             (b) EXCLUSIVE LICENSE GRANT TO ILLUMESYS TO SELL DRUG DISCOVERY PRODUCTS. MAS hereby grants to IllumeSys:

                 (i) a royalty-bearing (for such time period as is set forth in Section 2.2), exclusive, worldwide sublicense, with a right to further sublicense, under the Baylor Technology and Improvements to sell and offer for sale Drug Discover Products; and

                 (ii) a royalty-free, exclusive, worldwide license, with a right to sublicense, under the MAS Technology to sell and offer for sale Drug Discovery Products.

             (c) CO-EXCLUSIVE LICENSE GRANT TO ILLUMESYS TO MAKE DRUG DISCOVERY PRODUCTS. Subject only to those rights granted to CTI by way of the MAS/CTI Agreement, MAS hereby grants to IllumeSys:

                 (i) a royalty-bearing, coexclusive (with CTI), worldwide sublicense, under the Baylor Technology and Improvements to make, use and import Drug Discovery Products; and

                 (ii) a royalty-free, coexclusive (with CTO, worldwide license, under the MAS Technology to make, use and import Drug Discovery Products.

IllumeSys shall not have the right to grant a sublicense under the sublicensee and license contained in this Subsection 2.1(c) to a Third Party except to grant sublicensee to subcontractors of IllumeSys who will make Drug Discovery Products (or components thereof) for sale by IllumeSys to the Drug Discovery Markets. In addition, IllumeSys may use the Baylor Technology, Improvements and the MAS Technology in the Drug Discovery Market but only for the purpose of developing and providing data and other information to Third Parties about the characteristics of compounds which IllumeSys may be asked to analyze for such Third Parties.

             (d) LIMITATIONS. Each of the foregoing sublicenses in Section 2.1(a), 2.1(b) and 2.1(c) shall be subject to the terms of subsection (a), (b) and (c) of Section 2.1 of the Baylor Technology Transfer Agreement.

                                       4.

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         2.2 LICENSE FEE. In consideration for the grant of the sublicenses set forth in Section 2.1, IllumeSys agrees to pay MAS an amount equal to two percent (2%) of Net Sales received by IllumeSys or an IllumeSys Affiliate from the Date of First Commercial Sale until the fourth anniversary of the Date of First Commercial Sale. Notwithstanding the foregoing, the obligation of IllumeSys to make payments under this Section 2.2 shall not exceed $500,000 per twelve-month period commencing on each of (i) the Date of First Commercial Sale, (ii) the first anniversary of the Date of First Commercial Sale, (iii) the second anniversary of the Date of First Commercial Sale and (iv) the third anniversary of the Date of First Commercial Sale. This Section 2.2 shall have no further force and effect as of the fourth anniversary of the Date of First Commercial Sale and, as of such date, no further royalties shall be owed to MAS by IllumeSys under this Agreement.

3.       WARRANTIES AND REPRESENTATIONS

         3.1 MAS. Except as set forth on Schedule 3.1 attached hereto, MAS represents and warrants that:

             (a) MAS is validly existing and in good standing under the laws of the State of Texas.

                  (b) the execution, delivery and authority to execute and deliver this Agreement has been duly authorized by all necessary action on the part of MAS.

             (c) MAS has the power and authority to execute and delivery this Agreement and to perform its obligations under this Agreement.

             (d) as of the date of this Agreement, it is not a party to any agreement or arrangement with any third party or under any obligation or restriction, including pursuant to its Articles of Incorporation or By-Laws, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.

             (e) it is the owner of the entire right, title, and interest in and to the MAS Technology, that it has the sole right to grant licenses thereunder, and that it has not granted, and will not grant, licenses thereunder to any other entity that would restrict the rights granted to IllumeSys hereunder. MAS also further represents that there are no agreements, written or oral, relating to the MAS Technology and that it has delivered to IllumeSys and its counsel all written agreements relating to the MAS Technology.

             (f) it is the exclusive licensee of the entire right, title, and interest in and to the Baylor Technology and the Improvements, that it has the sole right to grant sublicenses thereunder, and that it has not granted, and will not grant, sublicenses thereunder to any other entity that would restrict the rights granted to IllumeSys hereunder. MAS also further represents that there are no agreements, written or oral, involving the Baylor Technology or the Improvements and that it has delivered to IllumeSys and its counsel all written agreements relating to the Baylor Technology and the Improvements.

                                       5.

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             (g) to the best of its knowledge, MAS owns or possesses sufficient legal rights to all patents, trade secrets, licenses, information, and proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is MAS bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trade secrets, licenses, information and proprietary rights and processes of any other person or entity. MAS has not received any communications alleging that MAS has violated or, by conducting its business as proposed would violate, any of the patents, trade secrets, or other proprietary rights or processes of any other person or entity. MAS is not aware of any infringement, unauthorized use or other violation by a Third Party of any of MAS's patents, licenses, trade secrets or other proprietary rights.

             (h) to the best of its knowledge, there is no action, suit, proceeding, or investigation pending or currently threatened against MAS that questions the validity of this Agreement, the exclusive rights of MAS to the Licensed Technology or the right of MAS to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects, or financial condition of MAS. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of MAS's employees, their use in connection with MAS's business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by MAS with potential backers of, or investors in MAS or its proposed business. MAS is not a party to or, to the best of its knowledge, named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, proceeding or investigation by MAS currently pending or that MAS currently intends to initiate.

             (i) on the date hereof, it is not aware of any infringement or by the Patent Rights or any claims by any other party in and to the Licensed Technology.

             (j) it is not currently in breach of the Baylor Technology Transfer Agreement, knows of no grounds for early termination of the Baylor Technology Transfer Agreement and will not breach the Baylor Technology Transfer Agreement during the term of this Agreement. Within two (2) business days of receipt of any notice from Baylor or delivery of any notice to Baylor under the Baylor Technology Transfer Agreement, it will provide a copy of such received or delivered notice to IllumeSys.

             (k) except as may be as may be expressly set forth herein, MAS hereby disclaims and negates any and all warranties, whether express or implied, with respect to the Licensed Technology or any rights hereunder transferred, including but not limited to, any IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. Without limiting the generality of the foregoing, MAS makes no representations or warranties as to the patentability, noninfringement, use or other application of the Licensed Technology,

                                       6.

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or as to the likelihood of the success of any research, development, testing, marketing or other utilization of the Licensed Technology.

         3.2 ILLUMESYS. IllumeSys represents and warrants that as of the Effective Date:

             (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

             (b) The execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of IllumeSys.

             (c) IllumeSys has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

         3.3 NO ASSURANCE OF PATENTS. MAS represents and warrants to IllumeSys that, and IllumeSys represents and warrants to MAS that it understands that, there is no assurance that any patents included in the Patent Rights or any patent applications subsequently filed on the Licensed Technology will actually be issued. In the event that any claim within the Patent Rights is disallowed in a final rejection by the United States Patent Office, then the provisions of Section 2.2 relating to such claim will be effectively deleted from this Agreement. However, with respect to Section 2.2, there shall be no retroactive adjustment.

4. FINANCIAL STATEMENTS. At the close of each calendar quarter from the Date of First Commercial Sale through the fourth anniversary of the Date of First Commercial Sale, the Net Sales shall be computed by IllumeSys, and the amounts due thereon pursuant to Section 2.2 shall be paid to MAS within sixty (60) days after the close of said quarter. With each royalty payment, IllumeSys shall furnish to MAS a written accounting report for the closed quarter stating the Net Sales, the amounts due to MAS and the amounts already paid to MAS. IllumeSys agrees, for three (3) years following a given calendar quarter, to maintain written records with respect to its operations pursuant to this Agreement for such calendar quarter, in sufficient detail to enable MAS or its designated certified public accountants to compute the amount of royalties due to MAS, and further agrees to permit said records to be examined from time to time, on reasonable notice during normal business hours to the extent necessary to verify the amount of royalties due MAS hereunder. MAS shall pay the costs of said examination unless it is determined that IllumeSys underpaid royalties by more than five percent (5 %) for the period being audited by MAS, in which case IllumeSys shall reimburse MAS for the audit by MAS, in which case IllumeSys shall reimburse MAS for the audit expenses.

5.       PROTECTION OF PROPERTY RIGHTS

         5.1 CONFIDENTIALITY. Except as provided below, each party receiving information of the other party hereunder agrees to keep confidential all information of the disclosing party which is in the possession or comes into the possession of the receiving party during the term of this Agreement, together with any and all documentation and other physical manifestations or embodiments thereof, and not to use such information for any purpose other than as set forth

                                       7.

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in this Agreement. In carrying out its obligations hereunder each receiving party shall use at least the degree of care, effort and procedures in protecting such confidential information as such party utilizes in connection with protecting its own information of similar character.

         5.2 EXEMPTIONS. The foregoing provisions of Section 5.1 shall not apply to information which:

             (a) was in the public domain at the time of disclosure;

             (b) later became part of the public domain through no act or omission of the receiving party, its employees, agents, successors or assigns;

             (c) was lawfully disclosed to the receiving party by a Third Party having the right to disclose it;

             (d) was already known by the receiving party at the time of disclosure, other than as a result of previous disclosure by the disclosing party;

             (e) was independently developed by the receiving or

             (f) is required by court or governmental order, law or regulation to be disclosed, provided, however, that the receiving party required to disclose such information shall provide the other party with reasonable advance notice of any such proposed disclosure to give such party a reasonable period of time in which to object to such disclosure.

         5.3 DISCLOSURES. Notwithstanding the foregoing, the parties understand and agree that IllumeSys may, to the extent it deems necessary or appropriate, disclose the Licensed Technology and any improvement to potential sublicensees or investors, but IllumeSys agrees to use its reasonable efforts to make such disclosures subject to a confidentiality agreement containing terms substantially similar to those contained in Sections 5.1 and 5.2.

         5.4 RIGHTS TO SUBSEQUENT TECHNOLOGIES. MAS shall have no rights in any subsequent discoveries, inventions, and/or technologies resulting from the development of the Licensed Technology by IllumeSys, any Affiliate of IllumeSys or any Sublicensee.

         5.5 PATENT APPLICATIONS. It is understood by the parties that, pursuant to the Baylor Technology Transfer Agreement, MAS has the initial responsibility for filing, prosecution and maintenance of Patents and Patent Applications covering the Baylor Technology. The parties agree that, as between MAS and IllumeSys, MAS shall be responsible for deciding whether and how to file, prosecute and maintain the Patents and Patent Applications, provided that:

             (a) all decisions of MAS (whether substantive or procedural) concerning whether and how to file, prosecute and/or maintain any Patents and Patent Applications shall be acceptable to IllumeSys, such acceptance not to be unreasonably withheld;

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             (b) with respect to any action permitted under Section 5.5 of the Baylor Technology Transfer Agreement or Section 5.5 of this Agreement, MAS will use legal counsel reasonably acceptable to IllumeSys and IllumeSys shall reimburse MAS for fifty percent (50%) of all out-of-pocket legal, filing, prosecution and maintenance expenses incurred by MAS in connection with the Patents and Patent Applications;

             (c) MAS will provide IllumeSys with (i) drafts of all filings relating to the Patents and Patent Applications and (ii) drafts of all correspondence to be sent by MAS to Baylor, the Patent and Trademark Office (the "PTO") or any third party relating to the Patents and Patent Applications. Final versions of all such filings and correspondence shall be acceptable to IllumeSys, such acceptance not to be unreasonably withheld;

             (d) MAS will promptly provide IllumeSys with copies of any notices and other correspondence received by IllumeSys from Baylor, the PTO or any other third party relating to the Patents and Patent Applications, including, but not limited to, any notices received by MAS pursuant to Section 5.5 of the Baylor Technology Transfer Agreement;

             (e) MAS will, if requested by IllumeSys, provide notice to Baylor under any of the circumstances permitting notice pursuant to
         Section 5.5 of the Baylor Technology Transfer Agreement;

             (f) MAS agrees to cooperate with IllumeSys to whatever extent is reasonably necessary to procure patent protection of any rights regarding the Licensed Technology and agrees to execute any and all documents to give IllumeSys the full benefit of the sublicenses and licenses granted herein;

             (g) MAS represents and warrants that, as of the Effective
         Date, it has not received any notices from Baylor pursuant to Section 5.5(c) or Section 5.5(d) of the Baylor Technology Transfer Agreement. In the event MAS receives any notices from Baylor pursuant to Section 5.5(c) or Section 5.5(d) of the Baylor Technology Transfer Agreement after the Effective Date, MAS will provide a copy of such notice to IllumeSys within five (5) business days of receipt of such notice by MAS. MAS will then take all actions requested by IllumeSys to allow IllumeSys to retain its rights granted under this Agreement, including, but not limited to, promptly notifying Baylor in the event IllumeSys wishes MAS to proceed with any actions in connection with the Patents or Patent Applications.

         5.6 COOPERATION WITH CTI. It is understood that the rights granted to IllumeSys under Section 5.5 and Articles 6 and 7 may overlap with rights granted by MAS to CTI pursuant to comparable provisions of the MAS/CTI Agreement. In the event of such overlap MAS and IllumeSys agree to cooperate in good faith with CTI with respect to any issues which may arise and decisions which may need to be made, so as to maximize the economic benefit of the Licensed Technology to all three parties.

                                       9.

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6.       INFRINGEMENT BY THIRD PARTIES

         6.1 ENFORCEMENT OF BAYLOR INTELLECTUAL PROPERTY AGAINST THIRD PARTIES. It is understood by the parties that MAS has certain rights under Article 6 of the Baylor Technology Transfer Agreement with respect to suspected infringement, misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Patent Rights, the Baylor Technology and the Improvements (the "Baylor Technology Infringement"). It is further understood by the parties that, as a sublicensee under such intellectual property in the IllumeSys Field of Use, IllumeSys has an interest in any actions against third parties which may be taken or contemplated as a result of infringement of the Baylor Technology within the scope of the IllumeSys Field of Use. Accordingly, the parties hereby agree that with respect to any such infringement:

             (a) MAS promptly will provide IllumeSys with copies of any notices received or sent by MAS pursuant to Article 6 of the Baylor Technology Transfer Agreement.

             (b) MAS will, if requested by IllumeSys, provide notice to Baylor under any of the circumstances permitting notice pursuant to Article 6 of the Baylor Technology Transfer Agreement.

             (c) with respect to any legal action permitted under Article 6 of the Baylor Technology Transfer Agreement, MAS will use legal counsel acceptable to IllumeSys;

             (d) with respect to any legal action permitted under Article 6 of the Baylor Technology Transfer Agreement, all decisions of MAS (whether substantive or procedural) concerning whether to bring an action, how to proceed with such action and whether and how to settle such action shall be acceptable to IllumeSys; and

             (e) with respect to any legal action permitted under Article 6 of the Baylor Technology Transfer Agreement, any recoveries which may be obtained by MAS as a result of such action shall be allocated between MAS and IllumeSys on the basis of their relative losses (or potential losses) of revenue as a result of such infringement.

         6.2 ENFORCEMENT OF MAS TECHNOLOGY AGAINST THIRD PARTIES. IllumeSys shall have the right, but not the obligation, to enforce at its expense any patent contained in the MAS Technology against infringement by Third Parties within the IllumeSys Field of Use and shall be entitled to retain recovery from such enforcement. In the event that IllumeSys does not file suit against a substantial infringer of such patents within six (6) months of knowledge thereof, then MAS shall have the right, but not the obligation, to enforce at its expense any patent contained in the MAS Technology against infringement by Third Parties and shall be entitled to retain recovery from such enforcement.

         6.3 COOPERATION. In any suit or dispute involving an infringer, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like

                                      10.

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which are in it possession. In the event a party brings suit under Sections 6.1 or 6.2, the other party agrees to be joined as a party plaintiff with respect to such suit, provided that the party bringing suit reimburses each other party for all out-of-pocket costs incurred by such other party in its role as party plaintiff.

7.       INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY

         In the event of any infringement or likely infringement by any of the Licensed Technology of any Third Party's intellectual property, the parties shall cooperate in good faith and on a mutual and reasonable basis, with each party responsible for its respective expenses, to negotiate and settle any dispute with any such Third Party concerning, the Licensed Technology, and otherwise resolve any such infringement and secure MAS's and IllumeSys' continued rights to practice the Licensed Technology.

8.       INDEPENDENT CONTRACTOR

         It is agreed that the relationship of IllumeSys to MAS in the performance of this Agreement is as an independent licensee and that neither IllumeSys nor MAS is an agent of the other party. Each party agrees to refrain from representing itself as being the agent of the other party in performing or acting pursuant to this Agreement. Neither party shall have the power or authority to bind or otherwise commit the other party and shall not attempt to do so.

9.       INDEMNIFICATION; DAMAGES

         9.1 INDEMNIFICATION. Each of IllumeSys and MAS agrees to indemnify and hold harmless the other party and such other party's Affiliates and their respective employees, agents, officers, directors and permitted assigns (such party's "Indemnified Group") from and against any claims by a third party resulting in the award or payment of any judgments, expenses (including reasonable attorney's fees), damages and awards (collectively a Claim) arising out of or resulting from (i) the, indemnifying party's negligence or misconduct.
(ii) a breach of any of the indemnifying party's representations, warranties or obligations hereunder or (iii) the indemnifying party's research, development, manufacture, use, promotion, marketing or sale of any Licensed Product, except to the extent that such Claim arises out of or results from the negligence or misconduct of the party seeking to be indemnified and held harmless or the negligence or misconduct of a member of such party's Indemnified Group. A condition of this obligation is that, whenever a member of the Indemnified Group has information from which it may reasonably conclude an incident has occurred which could give rise to a Claim, such indemnified party shall immediately give notice to the indemnifying party of all pertinent data surrounding such incident and, in the event a Claim is made, all members of the Indemnified Group shall assist the indemnifying party and cooperate in the gathering of information with respect to the time, place and circumstances and in obtaining the names and addresses of any injured parties and available witnesses. No member of the Indemnified Group shall voluntarily make any payment or incur any expense in connection with any such Claim or suit without the prior written consent of the indemnifying party. The obligations set forth in this Section 9.1 shall survive the expiration or termination of this Agreement.

                                      11.

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         9.2 SPECIAL INDEMNIFICATION AGAINST INTELLECTUAL PROPERTY CLAIMS. MAS
shall, on the terms and conditions and limitations set forth herein, indemnify IllumeSys against any loss, expenses, liability or other damages including reasonable costs of investigation, interest, penalties and attorneys' and, accountants' fees, whether or not involving any third party (collectively, "Damages"), incurred in connection with or arising from or attributable to any Third Party claims to the Licensed Technology.

         9.3 INSURANCE. Commencing with the Date of First Commercial Sale, IllumeSys and/or each of its Affiliates and Sublicensees, as applicable, shall, for so long as IllumeSys or its Affiliates or Sublicensees manufactures, sells, tests, operates, leases or uses the Licensed Products, maintain in full force and effect policies of (i) general liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate and (ii) product liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate. Such coverage(s) shall name MAS and its Affiliates as additional insureds. IllumeSys shall promptly provide verification of such insurance coverages to MAS.

10.      TERM AND TERMINATION

         10.1 EXPIRATION; EFFECT OF EXPIRATION. This Agreement shall expire, on a country-by-country basis, on the date of expiration of the last to expire patent included within the Licensed Technology in that country or, if no patents in the Licensed Technology issue in such country, seventeen (17) years from the Effective Date. In the event this Agreement expires and has not been terminated early pursuant to Section 10.2, the license grants set forth in Sections. 2.1 and 2.2 will survive such expiration, except that all such licenses will become non-exclusive upon the expiration date. It is understood by the parties that the Baylor Technology Transfer Agreement may expire on a date which is earlier than the expiration date provided for in the first sentence of this Section 10.1 and that the sublicense granted pursuant to Section 2.1 may therefore expire on such earlier date.

         10.2 VOLUNTARY TERMINATION BY ILLUMESYS. IllumeSys may terminate this Agreement for any reason upon prior written notice of one hundred eighty (180) days to MAS.

         10.3 EARLY TERMINATION FOR BANKRUPTCY OR BREACH. This Agreement will earlier terminate:

             (a) automatically if IllumeSys or its successors in interest shall become bankrupt or insolvent and/or if the business of IllumeSys shall be placed in the hand of a receiver or trustee, whether by voluntary act of IllumeSys or otherwise; or

             (b) upon ninety (90) days written notice from one party if the other party shall commit a material breach of any of such other party's obligations under this Agreement; provided, however, such breaching party may avoid such termination if, before the end of such ninety (90) day period, it cures such material breach and provides the non-breaching party with a notice stating that such cure has occurred and stating the manner of such cure.

                                      12.

         10.4 EFFECT OF TERMINATION. Upon termination of all or part of this Agreement for any; cause, nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination, IllumeSys may, after the effective date of such termination, sell all Licensed Products and parts thereof that it may have on hand at the date of termination.

         10.5 SURVIVAL. The following provisions will survive expiration or termination of this Agreement: Article 4 and Sections 5.1, 5.2, 9.1, 9.2 and 10.1.

11.      ASSIGNMENT

         11.1 ASSIGNMENT BY MAS. MAS may not assign its rights or obligations under this Agreement without the prior written consent of IllumeSys.

         11.2 ASSIGNMENT BY ILLUMESYS. IllumeSys may assign any of its rights and obligations under this Agreement. Within thirty (30) days of such assignment, IllumeSys shall notify MAS that such assignment has occurred.

12.      MISCELLANEOUS

         12.1 FURTHER ASSURANCES. Without further consideration, MAS hereby agrees to execute and deliver, and to cause its respective officers, trustees, directors, employees, and agents to execute and deliver, such other instruments, and to take such other action as IllumeSys hereunder may reasonably request to more effectively license and sublicense to IllumeSys the rights granted hereunder, and to assist IllumeSys in the recordation of same as necessary, all in such form and substance as IllumeSys may reasonably request and at its expense

         12.2 ENTIRE AGREEMENT. This Agreement constitutes the entire and only agreement between the parties with respect to the subject matter of this Agreement, including the Licensed Technology, and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

         12.3 NOTICE. Any notice required by this Agreement shall be in writing and shall be prepaid, first class, mail, return receipt requested, the case given by first certified addressed in of IllumeSys to:

                           IllumeSys Pacific, Inc.
                           c/o Ciphergen Biosystems, Inc.
                           490 San Antonio Road
                           Palo Alto, CA 94306
                           Attention: President

                                      13.

with a copy to:            Cooley Godward LLP
                           Five Palo Alto Square
                           3000 El Camino Real
                           Palo Alto, CA 94306
                           Attention: Robert J.  Brigham, Esq.

or in the case of MAS:

                           Molecular Analytical Systems, Inc.
                           c/o Wagner, Kirkman & Blaine
                           1792 Tribute Road, Suite 450
                           Sacramento, CA 95815
                           Attention: Belan Kirk Wagner, Esq.

or such other address as may be given from time to time under the terms of this notice provision.

         12.4 COMPLIANCE WITH LAWS. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

         12.5 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of California other than those provisions governing conflicts of law. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to a court of applicable jurisdiction in the state of California, each party hereby consents to the jurisdiction and venue of such court.

         12.6 NO WAIVER. Failure of a party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

         12.7 HEADINGS. Headings included herein are for convenience only and shall not be used to construe this Agreement.

         12.8 SEVERABILITY. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

         12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         12.10 SUCCESSORS. This Agreement shall inure to the benefit of, and be binding upon, any successors and permitted assigns of each party and is not intended to confer upon any person, other than the parties and their permitted successors and assigns, any rights or remedies hereunder.

                                      14.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple originals by their duly authorized officers and representatives.

ILLUMSYS PACIFIC, INC.,                    MOLECULAR ANALYTICAL SYSTEMS, INC.

By:  /s/ T. William Hutchens          By:  /s/ T. William Hutchens
     ------------------------------        -----------------------------------

Printed Name: T. William Hutchens     Printed Name: T. William Hutchens
              ---------------------                 --------------------------

TITLE:  President                     Title:  President
        ---------------------------           --------------------------------

Schedule 3.1 - Schedule of Exceptions
Exhibit A - Baylor Technology Transfer Agreement

                                      15.

SCHEDULE 3.1

                EXCLUSIONS TO REPRESENTATION AND WARRANTY BY MAS

1. Matthew A. McLean has been criminally prosecuted for theft of MAS trade secrets.

2. All or part of the Baylor and/or MAS Technology has been disclosed to Randall W. Nelson (Bioactive Proves). This information may have been used to prepare and file patent applications which may or may not contain Baylor and/or MAS Technology. See, e.g., PCT/US96/08994 entitled "A Sample Presentation Apparatus for Mass Spectrometry" and PCT/US96/07522, entitled "Mass Spectrometry Immunoassy"

3. All or part of the Baylor and/or MAS Technology has been disclosed to Marvin Vestal (Perceptive Biosystems). This information may have been used to prepare and file patent applications which may or may not contain Baylor and/or MAS Technology.

4. All or part of the Baylor and/or MAS Technology was disclosed to Hubert Koster (Sequenome). This information may have been used to prepare and file patent applications which may or may not include any or all of the Baylor and/or MAS Technology. See e.g., PCT/US94/02938, entitled "DNA Sequencing by Mass Spectrometry Via Exonuclease Degradation"; PCT/US96/05136, entitled "Solid Phase Sequencing of Biopolymers" and U.S. Patent No. 5,547,835, entitled "DNA Sequencing by Mass Spectrometry."

5. All of part of the Baylor and/or MAS Technology has been disclosed to Klaus Biemann (MIT). This information may have been used to prepare and file patent applications which may or may not include any or all of the Baylor and/or MAS Technology. See, e.g. PCT/US96/05796, entitled "Matrix-Bearing Targets for MALDI Mass Spectrometry and Methods of Production Thereof."

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